                                                                   EXHIBIT 99.2


CONTACTS:
---------

(MEDIA):      TONY LENTINI            (713) 296-6227
              BILL MINTZ              (713) 296-7276
(INVESTOR):   ROBERT DYE              (713) 296-6662
(WEB SITE):   WWW.APACHECORP.COM

                                         FOR RELEASE AT 10:58 A.M. CENTRAL TIME


                   APACHE BUYS GULF OF MEXICO SHELF PROPERTIES
                           FROM SHELL FOR $200 MILLION

         Houston, July 3, 2003 - Apache Corporation (NYSE: APA) today announced that it has completed the acquisition of producing properties on the Outer Continental Shelf of the Gulf of Mexico from Shell Exploration and Production Company for $200 million, subject to normal post-closing adjustments, including preferential rights.

         The acquisition includes 26 fields covering 50 blocks (approximately 209,000 acres) and interests in two onshore gas plants. Apache will operate 15 of the fields with 91 percent of the production.

         Apache will book proved reserves of 124.6 billion cubic feet (Bcf) of natural gas and 6.6 million barrels of oil at a cost of approximately $1.22 per thousand cubic feet of gas equivalent (Mcfe).

         Prior to the transaction, Morgan Stanley paid Shell $300 million to acquire an overriding royalty interest in a portion of the lower-risk reserves to be produced over the next four years.

         Apache acquired the remaining reserves at a low cost per Mcfe and retains all of the potential upside from future exploration and development activities.

         Apache's acquired production for the last six months of 2003 is expected to average 70.4 million cubic feet of gas and 4,600 barrels of oil per day.

         "We are pleased to have negotiated another mutually beneficial transaction with Shell," said Apache Chief Executive Officer and President G. Steven Farris. "These assets lay down well with our existing Gulf of Mexico properties. We will not have to add additional staff and we expect to create efficiencies in our field operations. The Gulf Coast enjoys the highest netback natural gas pricing in North America. With the current shortage of natural gas, we are hopeful of adding production to help bring on new supplies."


                                     -over-

APACHE GULF OF MEXICO ACQUISITION--1

         Farris said, "These assets have been capital-constrained for several years. Just as with the Gulf of Mexico property package we purchased from Shell in May 1999, we plan to invest money to maximize production and add new reserves."

         In the May 1999 transaction, Apache paid Shell $716 million and has invested another $550 million in exploitation activities. "By year-end 2002, we had recouped 91 percent of our total investment and still had 74 percent of the proved reserves that we booked at the time of the acquisition," Farris said.

         "Morgan Stanley's acquisition of the high-value, low-risk barrels enables us to concentrate our capital and abilities on adding reserves and value to mature fields, an Apache core competence," Farris said.

          Shell's sale of an overriding royalty interest to Morgan Stanley is commonly known in the industry as a volumetric production payment. Under its terms, Morgan Stanley is to receive a fixed volume of 68.4 Bcf equivalent estimated to be produced over the next four years. These reserves will not be booked by Apache. Overriding royalties are not burdened by production costs and therefore Apache will record a $58 million liability for the future cost to produce and deliver these volumes to Morgan Stanley. These costs will be amortized as the volumes are produced.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, the UK North Sea, Egypt and Australia.

                                      -end-

         For more information about this transaction, please go to Apache's Web site, www.apachecorp.com. Apache will webcast its conference call to discuss this transaction at 10 a.m. Central time on Monday, July 7, 2003. The conference call also will be archived on the Apache Web site and will be available for telephone replay for one week beginning at approximately 1 p.m. on Monday, July
7. To listen to the replay, please call (719) 457-0820 and provide passcode number 344475.

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache's reserves, reserve life, production, exploration potential, and capital expenditures. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.